Exhibit 99.2

(In thousands)
Twelve
Months Ended
October 31,
2008
Mountain Reported EBITDA	$217,573
Lodging Reported EBITDA	8,499
Resort Reported EBITDA*	226,072
Real Estate Reported EBITDA	56,189
Total Reported EBITDA	282,261
Depreciation and amortization	(98,111)
Loss on disposal of fixed assets, net	(1,480)
Investment income, net	5,710
Interest expense, net	(30,970)
Minority interest in income of consolidated subsidiaries, net	(4,632)
Income before provision for income taxes	152,778
Provision for income taxes	(59,745)
Net income	$93,033
* Resort represents the sum of Mountain and Lodging

(In thousands)
As of
October 31,
2008
Long-term debt	$491,778
Long-term debt due within one year	354
Total debt	492,132
Less: cash and cash equivalents	102,668
Net debt	$389,464

Net debt to Total Reported EBITDA	1.38